Exhibit 10.25

REAL PROPERTY LEASE

(BUILDINGS C & D)

BY AND BETWEEN

Havana Gold, LLC

LESSOR

AND

Scott’s Liquid Gold-Inc.

LESSEE

4880 Havana Street, Buildings C&D, Denver CO 80239

PROPERTY ADDRESS

NET LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) is entered into as of February 1, 2013, by and between Havana Gold, LLC, a Colorado limited liability company (hereinafter referred to as “Lessor”), and Scott’s Liquid Gold-Inc., a Colorado corporation (hereinafter referred to as “Lessee”).

W I T N E S S E T H:

1. PREMISES

Lessor leases to Lessee and Lessee leases from Lessor, upon the terms and conditions as hereinafter set forth, certain premises situated in the City and County of Denver, State of Colorado, consisting of: (i) the warehouse and industrial buildings commonly known and described as Building C and D, located at 4880 Havana Street, Denver, CO, 80239 (the “Buildings”), containing approximately 61,400 square feet (Building C) and approximately 52,220 square feet (Building D), for a total of approximately 113,620 rentable square feet, and (ii) the storage tank farm located to the north of the Buildings and the CO2 tank located along the south side of Building D (the “Tank Farm”, and together with the Buildings, the “Premises”), together with a nonexclusive right to use (a) any rights of way, easements, and other rights, if any, appurtenant thereto, and any areas in the vicinity of the Premises or the land on which it is situated that are designated by Lessor for the common use of tenants and others, including without limitation all access roads and areas that are necessary or desirable for access to the Premises, and (b) the Parking Areas described below (collectively, the “Common Areas”). Lessee and its employees and invitees shall have the right to use, at no additional charge, (x) five (5) reserved parking spaces adjacent to the south side of Building D and four (4) reserved parking spaces adjacent to the north side of Building D, and (y) forty (40) parking spaces in the surface parking lot located north of Building D (the “North Lot”, and together with the parking locations referenced in (x) above, the “Parking Areas”). The locations of the parking spaces in the North Lot shall be within the first five (5) rows at the south end of the North Lot. The Buildings, the Tank Farm, and the Parking Areas are all shown on Exhibit “A” attached hereto and incorporated herein by this reference.

Without limiting the generality of the foregoing, during the term Lessee and Lessee’s agents, officers and employees shall have the right to use the existing cafeteria space located within the building commonly known as Building A, but such use shall be limited to the hours of operation and terms of service as are provided to all other users of the cafeteria by the operator of the cafeteria.

2. TERM OF LEASE

The term of this Lease (the “Term”) shall begin on shall begin on February 1, 2013 (the “Commencement Date”), and shall expire at midnight on January 31, 2016. Lessee shall have two (2) options to extend the Term of the Lease, for renewal terms of three (3) additional years each (each, a “Renewal Term”). Each of these options may be exercised by Lessee providing Lessor with written notice of such exercise no less than ninety (90) days prior to the expiration of the initial Term or the first Renewal Term, as applicable. Lessee’s failure to exercise its option to extend the Term for the first Renewal Term shall automatically cancel the option to extend for a second Renewal Term. The term “Lease Year” means each consecutive twelve-month period beginning with the Commencement Date, except that if the Commencement Date is not the first day of a calendar month, then the first Lease Year shall be the period from the Commencement Date through the final day of the twelve months after the first day of the following month, and each subsequent Lease Year shall be the twelve months following the prior Lease Year.

3. RENT

3a. Base Rent:

Lessee hereby agrees to pay rent (“Base Rent”) to Lessor in the amounts specified below. The first monthly installment shall be payable on the Commencement Date (which shall be prorated for a partial month if the Commencement Date is not the first day of a month), and thereafter on or before the first day of each month of the Term in the following amounts:

For the first Lease Year, the amount of THIRTY THOUSAND SEVEN HUNDRED SEVENTY TWO AND 08/100 DOLLARS ($30,772.08) per month.

For the second Lease Year, the amount of THIRTY ONE THOUSAND SIX HUNDRED NINETY FIVE AND 25/100 DOLLARS ($31,695.25) per month.

For the third Lease Year, the amount of THIRTY TWO THOUSAND SIX HUNDRED FORTY SIX AND 10/100 DOLLARS ($32,646.10) per month.

If Lessee elects to extend this Lease for a Renewal Term, the Base Rent shall be as follows:

For the fourth Lease Year, the amount of THIRTY-THREE THOUSAND SIX HUNDRED TWENTY-FIVE AND 49/100 DOLLARS ($33,625.49) per month.

For the fifth Lease Year, the amount of THIRTY-FOUR THOUSAND SIX HUNDRED THIRTY-FOUR AND 25/100 DOLLARS ($34,634.25) per month.

For the sixth Lease Year, the amount of THIRTY-FIVE THOUSAND SIX HUNDRED SEVENTY-THREE AND 28/100 DOLLARS ($35,673.28) per month.

For the seventh Lease Year, the amount of THIRTY-SIX THOUSAND SEVEN HUNDRED FORTY-THREE AND 48/100 DOLLARS ($36,743.48) per month.

For the eighth Lease Year, the amount of THIRTY-SEVEN THOUSAND EIGHT HUNDRED FORTY-FIVE AND 78/100 DOLLARS ($37,845.78) per month.

For the ninth Lease Year, the amount of THIRTY-EIGHT THOUSAND NINE HUNDRED EIGHTY-ONE AND 15/100 DOLLARS ($38,981.15) per month.

All such payments shall be made to Lessor at Lessor’s address as set forth in this Lease on or before the due date and without demand. Lessee agrees to pay Base Rent in the form of a personal check, cashier’s check, or money order made out to Lessor. All additional amounts other than Base Rent due from Lessee to Lessor, including Operating Expense Rent, shall be referred to herein as “Additional Rent,” and Base Rent and Additional Rent shall together be referred to as “Rent.”

3b. Operating Expense Rent:

For purposes of this Lease:

“Operating Expenses” means any reasonable expenses, costs and disbursements of any kind, paid or incurred by Lessor in connection with the management, maintenance, operation, insurance, repair and other similar activities related solely to (a) the Premises (b) the Common Areas, and (c) the personal property, fixtures, machinery, equipment, systems and apparatus used by Lessor in connection therewith, including the cost of providing those services required to be furnished by Lessor under this Lease, if any. Operating Expenses shall exclude any expenses relating to the Premises and the Common Areas to be borne by Lessee under this Lease, but shall include (i) Taxes, (ii) property insurance on the Premises and any other improvements and facilities within the Premises and the Common Areas which Lessor is required to carry hereunder, and (iii) the costs of any capital improvements made in or to the Premises and the Common Areas (to the extent required to be made by Lessor), in order to conform to changes in applicable Laws (as hereinafter defined) enacted after the date of this Lease (“Required Capital Improvements”); provided, that the costs of any Required Capital Improvements shall be amortized, together with interest on such costs at a rate of six percent (6%) per annum, over the useful life of such Required Capital Improvements as determined in accordance with generally accepted accounting principles consistently applied.

“Taxes” means all ad valorem real and personal property taxes and assessments, special or otherwise, levied upon or with respect to the Premises and Common Areas, the personal property, fixtures, machinery, equipment, systems and apparatus used by Lessor in operating the Premises and Common Areas, and the rents and additional charges payable by Lessee according to this Lease, and imposed by any taxing authority having jurisdiction; and all taxes, levies and charges which may be assessed, levied or imposed in replacement of, or in addition to, all or any part of ad valorem real or personal property taxes or assessments as revenue sources, and which in whole or in part are measured or calculated by or based upon the assessed valuation of the Premises and Common Areas, the leasehold estate of Lessor or Lessee in and to the Premises and Common Areas, or the rents and other charges payable by Lessee according to this Lease. Taxes will not include any net income, franchise, business and occupation, gift or inheritance taxes of Lessor.

“Uncontrollable Operating Expenses” means, collectively, (1) Taxes, (2) premiums for property insurance carried by Lessor with respect to the Premises and Common Areas, as applicable, (3) snow removal expenses related to the Premises and Common Areas, and (4) Required Capital Improvements; provided that any of the foregoing items that relate to any Common Area may only be included to the extent of the proportionate share of the rentable square footage of the Buildings compared to the rentable square footage contained in all of the improvements that are entitled to use such Common Area.

Lessee and Lessor have agreed that Lessee’s share of Operating Expenses shall be equal to an additional amount of $1.25 per rentable square foot within the Buildings per annum. Lessee shall pay to Lessor during the Term, at the same time and in the same manner that Base Rent payments are due hereunder, the additional monthly amount of ELEVEN THOUSAND EIGHT HUNDRED THIRTY FIVE AND 42/100 ($11,835.42) per month, as Lessee’s share of Operating Expenses (“Operating Expense Rent”).

The foregoing notwithstanding, beginning in the second calendar year of the Term, in the event that any Uncontrollable Operating Expenses incurred by Lessor with respect to the Premises or the Common Areas in a calendar year should increase by more than five percent over the amount paid by Lessor in the prior calendar year, Lessor shall have the right to increase the amount of Operating Expense Rent payable by Lessee to account for such increase in Uncontrollable Operating Expenses. In such event, Lessor shall provide Lessee with such information as reasonably required by Lessee to verify the amount of such Uncontrollable Operating Expenses.

4. SECURITY DEPOSIT

On the Commencement Date, Lessee shall deposit with Lessor a security deposit in the amount of THIRTY ONE THOUSAND SIX HUNDRED NINETY FIVE AND 25/100 DOLLARS ($31,695.25).

If, at any time during the Term of this Lease, Lessee shall be in default in the performance of any of the provisions of this Lease beyond any applicable period for notice and cure, Lessor shall have the right but not the obligation to use the security deposit, or as much thereof as Lessor may deem necessary, to cure, or correct or remedy any such default; and Lessee, upon notification thereof, shall forthwith pay to Lessor any and all such expenditure or expenditures so that Lessor will at all times have the full amount of the security deposit. This security deposit and application thereof shall not be considered as liquidated damages in the event of breach but only as application toward actual damages. Upon the termination of this Lease in any manner, if Lessee is not then in default hereunder, the security deposit or so much thereof as has not been lawfully expended by Lessor shall be returned to Lessee.

5. USE OF PREMISES

5.a Permitted Use. Lessee shall have the right to use and occupy the Premises for manufacturing, a warehouse, office space, or any such other similar use (the “Permitted Use”). Any other use shall be permitted only with the prior written consent of Lessor.

5.b Compliance. Lessee covenants throughout the Term of this Lease, at Lessee’s sole cost and expense, to promptly comply with all laws and ordinances and the orders, rules, regulations and requirements of all federal, state and municipal governments and appropriate departments, commissions, boards and officers thereof (collectively, “Laws”), in each case to the extent applicable to its use of the Premises; provided, however, Lessee will only be required to make structural repairs and alterations which are required by Laws as a direct result of Lessee’s specific use of the Premises (but not if required generally for all warehouse, manufacturing, or office buildings).

Lessee will not use the Premises for any purposes prohibited by Laws. Lessee will not keep anything on or about the Premises which would invalidate any insurance policy required to be carried on the Premises by Lessee or Lessor pursuant to this Lease (and Lessor agrees that none of the activities or materials kept on the Premises in connection with Lessee’s operations thereon as of the Commencement Date would have that effect). Lessee will not cause or permit to exist any public or private nuisance on or about the Premises.

Lessee will have the right, to contest or challenge by appropriate proceedings the enforceability of any Law or its applicability to the Premises or the use or occupancy thereof by Lessee or a subtenant so long as Lessee diligently prosecutes the contest or challenge to completion and, in the event Lessee loses the contest or challenge, thereafter abides by and conforms to such Law. In the event of Lessee’s challenge or contest of such Law, Lessee may elect not to comply with such Law during such challenge or contest; provided, however, that such election not to comply will not result in any material risk of forfeiture of Lessor’s interest in the Premises. Lessee will indemnify and hold Lessor harmless from and against all claims, damages or judgments resulting from any such election not to comply.

5c. Hazardous Substances.

(i) Environmental Covenants.

Lessee. Lessee covenants and agrees that Lessee and its employees, agents and contractors: (A) shall keep or cause the Premises to be kept free from Hazardous Substances (as hereinafter defined) (except those substances used by Lessee in the Ordinary Course of Business, as hereinafter defined); (B) shall not install or use any underground storage tanks in or on the Premises, shall not itself engage in and shall expressly prohibit all occupants of space in the Premises from engaging in the use, generation, handling, storage, production, processing or management of Hazardous Substances in or on the Premises, except in the Ordinary Course of Business and in compliance with all Environmental Laws (as hereinafter defined); (C) shall not itself cause or allow and shall expressly prohibit the Release (as hereinafter defined) of Hazardous Substances at, on, under or from the Premises; shall itself comply and shall expressly require all other persons who may come upon the Premises to comply with all Environmental Laws; (D) shall keep the Premises clear of all liens and other encumbrances imposed pursuant to any Environmental Law (“Environmental Liens”) due to any act or omission of Lessee or any of its employees, agents or contractors; and, (E) without limiting the generality of the foregoing, shall not use any construction materials which contain asbestos nor install in the Premises, or permit to be installed in Lessee’s Work (as hereinafter defined), any materials which contain asbestos. Lessee and its employees, agents and contractors will at all times cause all Hazardous Substances in their control to be properly contained while on the Premises and properly disposed of, in all cases using commercially prudent and reasonable procedures and properly maintained equipment that meets or exceeds the then-current industry standard and in a manner that does not negatively affect or otherwise compromise the environmental condition of the Premises or any surrounding areas.

Lessor. Lessor covenants and agrees that Lessor and its employees, agents and contractors: (A) shall not install or use any underground storage tanks in or on the Premises or Common Areas, shall not itself engage in the use, generation, handling, storage, production, processing or management of Hazardous Substances in or on the Premises or Common Areas, except in the Ordinary Course of Business and in compliance with all Environmental Laws; (C) shall not cause or allow the Release of Hazardous Substances at, on, under or from the Premises or Common Areas; shall comply with all Environmental Laws in connection with its activities relating to the Premises or Common Areas; and (D) shall keep the Premises and Common Areas free and clear of all Environmental Liens due to any at or omission of Lessor or any of its employees, agents or contractors. Lessor and its employees, agents and contractors will at all times cause all Hazardous Substances to be properly contained while on the Premises and Common Areas and properly disposed of, in all cases using commercially prudent and reasonable procedures and properly maintained equipment that meets or exceeds the then-current industry standard and in a manner that does not negatively affect or otherwise compromise the environmental condition of the Premises or Common Areas or any surrounding areas.

(ii) Notice and Access.

Lessee. Lessee shall promptly notify Lessor in writing if Lessee knows, suspects or believes there is or are (A) any Hazardous Substances, other than those used by Lessee or Lessor at the Premises in the Ordinary Course of Business and in compliance with all Environmental Laws, present on the Premises; (B) any Release of Hazardous Substances in, on, under, from or migrating towards the Premises; (C) any non-compliance with Environmental Laws related in any way to the Premises; (D) any actual or potential Environmental Liens on or relating to the Premises; (E) any investigation or action or claim, whether threatened or pending, by any governmental agency or third party pertaining to the Release of Hazardous Substances in, on, under, from or migrating towards the Premises; and/or (F) any installation of wells, piping or other equipment at the Premises to investigate, remediate or otherwise address any Release of Hazardous Substances at, on, in or in the vicinity of the Premises.

Lessor. Lessor shall promptly notify Lessee in writing if Lessor knows, suspects or believes there is or are (A) any Hazardous Substances, other than those used by Lessor or Lessee at the Premises in the Ordinary Course of Business and in compliance with all Environmental Laws, present on the Premises or Common Areas; (B) any Release of Hazardous Substances in, on, under, from or migrating towards the Premises or Common Areas; (C) any non-compliance with Environmental Laws related in any way to the Premises or Common Areas; (D) any actual or potential Environmental Liens on or relating to the Premises or Common Areas; (E) any investigation or action or claim, whether threatened or pending, by any governmental agency or third party pertaining to the Release of Hazardous Substances in, on, under, from or migrating towards the Premises or Common Areas; and/or (F) any installation of wells, piping or other equipment at the Premises or Common Areas to investigate, remediate or otherwise address any Release of Hazardous Substances at, on, in or in the vicinity of the Premises or Common Areas.

(iii) Clean Up. Lessee shall promptly, at Lessee’s sole cost and expense, take all legally required actions with respect to any Release or threat of Release of any Hazardous Substances on, in, under or affecting all or any portion of the Premises or any surrounding areas caused by Lessee and its employees, agents or contractors, including all investigative, monitoring, removal, containment and remedial actions in accordance with all applicable Environmental Laws, including the payment, at no expense to the Lessor Indemnified Parties (as hereinafter defined), of all clean-up, administrative and enforcement costs of applicable governmental agencies which are legally required to (A) comply with all applicable Environmental Laws; (B) protect human health or the environment; (C) allow continued use, occupation or operation of the Premises, Common Areas and surrounding areas; and/or (D) maintain fair market value of the Premises, Common Areas and surrounding areas (collectively, the “Completion of the Clean-up”). In the event Lessee fails to do so, Lessor may, but shall not be obligated or have any duty to, cause the Completion of the Clean-up of the Premises, Common Areas and surrounding areas. Lessee hereby grants to the Lessor Indemnified Parties and their agents and employees access to the Premises as provided in this Section 5c and a license to remove any items deemed by the Lessor Indemnified Parties to be necessary to cause the Completion of the Clean-up of the Premises.

(iv) Indemnification.

Lessee. Lessee covenants and agrees, at Lessee’s sole cost and expense, to indemnify, defend and hold the Lessor Indemnified Parties harmless from and against any and all liens, damages (excluding consequential damages), losses, liabilities, obligations, settlement payments, penalties, claims, judgments, suits, proceedings, costs, disbursements or expenses of any kind or of any nature whatsoever

(including reasonable attorneys’, consultants’ and experts’ fees and disbursements actually incurred in investigating, defending, settling or prosecuting any claim, litigation or proceeding) which may at any time be imposed upon, incurred by or asserted against the Lessor Indemnified Parties or the Premises, and arising directly or indirectly from or out of: (A) the present or future presence, Release or threat of Release of any Hazardous Substances on, in, under or affecting all or any portion of the Premises or any surrounding areas caused by Lessee or its employees, agents or contractors; (B) the present or future violation of any Environmental Laws, relating to or affecting the Premises or the operation thereof caused by Lessee or its employees, agents or contractors; (C) the failure by Lessee to comply fully with the terms and conditions of this Section 5c; or (D) the enforcement of this Section 5c, including any liabilities that arise as a result of the actions taken or caused to be taken by Lessor Indemnified Parties, all legally required actions with respect to any Release or threat of Release of any Hazardous Substances on, in, under or affecting all or any portion of the Premises or any surrounding areas caused by Lessee or its Affiliates (as hereinafter defined), employees, agents or contractors, including all investigative, monitoring, removal, containment and remedial actions in accordance with all applicable Environmental Laws, including the payment, at no expense to the Lessor Indemnified Parties, of all clean-up, administrative and enforcement costs of applicable governmental agencies which are legally required to (x) comply with all applicable Environmental Laws; (y) protect human health or the environment; and/or (z) allow continued use, occupation or operation of the Premises.

Lessor. Lessor covenants and agrees, at Lessor’s sole cost and expense, to indemnify, defend and hold the Lessee Indemnified Parties (as hereinafter defined) harmless from and against any and all liens, damages (excluding consequential damages), losses, liabilities, obligations, settlement payments, penalties, claims, judgments, suits, proceedings, costs, disbursements or expenses of any kind or of any nature whatsoever (including reasonable attorneys’, consultants’ and experts’ fees and disbursements actually incurred in investigating, defending, settling or prosecuting any claim, litigation or proceeding) which may at any time be imposed upon, incurred by or asserted against the Lessee Indemnified Parties or the Premises , and arising directly or indirectly from or out of: (A) the past, present or future presence, Release or threat of Release of any Hazardous Substances on, in, under or affecting all or any portion of the Premises or any surrounding areas caused by Lessor or its Affiliates, employees, agents or contractors; (B) the past, present or future violation of any Environmental Laws, relating to or affecting the Premises caused by Lessor or its Affiliates, employees, agents or contractors; (C) the failure by Lessor to comply fully with the terms and conditions of this Section 5c; or (D) the enforcement of this Section 5c, including any liabilities that arise as a result of the actions taken or caused to be taken by the Lessee Indemnified Parties, all legally required actions with respect to any Release or threat of Release of any Hazardous Substances on, in, under or affecting all or any portion of the Premises or any surrounding areas caused by Lessor or its Affiliates, employees, agents or contractors, including all investigative, monitoring, removal, containment and remedial actions in accordance with all applicable Environmental Laws, including the payment, at no expense to Lessee Indemnified Parties, of all clean-up, administrative and enforcement costs of applicable governmental agencies which are legally required to (x) comply with all applicable Environmental Laws; (y) protect human health or the environment; and/or (z) allow continued use, occupation or operation of the Premises.

(v) Lessor Site Visits, Observation and Testing. Lessor and its agents and representatives shall have the right at any reasonable time to enter and visit the Premises for the purposes of observing the Premises, confirming that Lessee is meeting the requirements set forth in the definition of Ordinary Course of Business, taking and removing soil or groundwater samples, and conducting tests on any part of the Premises, all at Lessor’s sole cost and expense, subject to the confidentiality requirements of Section 33. Lessor has no duty, however, to visit or observe the Premises or to conduct tests, and no site visit, observation or testing by Lessor shall impose any liability on any Lessor Indemnified Party. In no event shall any site visit, observation or testing by Lessor be a representation that Hazardous Substances are or are not present in, on or under the Premises, or that there has been or shall be compliance with the requirements set forth in this Section, with any Environmental Laws or with any other applicable Laws. Neither Lessee nor any other party is entitled to rely on any site visit, observation or testing by any Lessor Indemnified Party. Lessor shall give Lessee reasonable notice before entering the Premises, shall permit a representative of Lessee to be present during such entry by Lessor, and shall make reasonable efforts to avoid interfering with Lessee’s use of the Premises in exercising any rights provided in this Section.

(vi) Definitions. For purposes of this Lease:

“Hazardous Substance” means, but is not limited to, any substance, chemical, material or waste (i) the presence of which causes a nuisance, trespass or any other common law, statutory or regulatory liability of any kind; (ii) which is regulated by any federal, state or local governmental authority because of its toxic, flammable, corrosive, reactive, carcinogenic, mutagenic, infectious, radioactive or other hazardous property or because of its effect on the environment, natural resources or human health and safety, including, but not limited to, petroleum and petroleum products, asbestos-containing materials, polychlorinated biphenyls, lead and lead-based paint, radon, radioactive materials, flammables and explosives; or (iii) which is designated, classified, or regulated as being a hazardous or toxic substance, material, pollutant, waste (or a similar such designation) under any federal, state or local law, regulation or ordinance, including under any Environmental Law.

“Ordinary Course of Business” means, (a) with respect to Lessee, that the applicable activity is conducted by Lessee on the Premises and Common Areas in connection with the permitted uses hereunder and all related activities, and (b) with respect to Lessor, that the applicable activity is conducted by Lessor in its role as Lessor hereunder, and with respect to both Lessee and Lessor, in compliance with applicable Laws.

“Environmental Laws” shall mean any and all federal, state and local laws (whether under common law, statute, rule, regulation or otherwise), requirements under permits or other authorizations issued with respect thereto, and other orders, decrees, judgments, directives or other requirements of any governmental authority relating to or imposing liability or standards of conduct (including disclosure or notification) concerning protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. § 1801 et seq.), and the Clean Air Act (42 U.S.C. § 7401 et seq.), all as previously and in the future to be amended.

“Release” shall mean any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of any Hazardous Substance.

“Lessor Indemnified Parties” shall mean and include Lessor, its Affiliates and their respective officers, directors, managers, members, partners, employees and agents.

“Lessee Indemnified Parties” shall mean and include Lessee, its Affiliates and their respective officers, directors, managers, members, partners, employees and agents.

“Affiliates” means, with respect to any party, the entities or individuals that control, are controlled by or are under common control with such party, and for purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policy of a particular corporation, partnership or association, whether through the ownership of voting securities or by contract or otherwise.

(vii) Survival. The parties’ obligations under this Section 5c will survive the expiration of the Term or other termination of this Lease.

6. INSURANCE

During the Term of the Lease, Lessee and Lessor shall carry and maintain the following policies of insurance:

a. Lessor’s Insurance. Lessor shall, at its cost and expense (but to be included in Operating Expenses), obtain and maintain throughout the Term of this Lease cause of loss “special form” insurance (formerly known as “all risk”) on the Buildings, including the Premises and the Common Areas, at a minimum full replacement cost of the Buildings, the Premises (other than Lessee’s Property as defined below), and the Common Areas. Such insurance shall not be required to cover any of Lessee’s inventory, furniture, furnishings, fixtures, or equipment within the Premises (collectively, “Lessee’s Property”), and Lessor shall not be obligated to repair any damage thereto or replace any of same, and Lessee shall have no interest in any proceeds of Lessor’s insurance.

b. Lessee’s Insurance. Lessee shall, at its sole cost and expense, obtain and maintain throughout the Term of this Lease, on a full replacement cost basis, “special form” insurance covering all of Lessee’s Property located on or within the Premises, and Lessor shall have no interest in any proceeds of such policy. In addition, Lessee shall obtain and maintain, at its sole cost and expense, commercial general public liability insurance providing coverage from and against any loss or damage occasioned by an accident or casualty on, about or adjacent to the Premises, including protection against death, personal injury and property damage. Such liability coverage shall be written on an “occurrence” basis, with limits of not less than $2,000,000.00 combined single limit coverage. All policies of liability insurance required to be carried by Lessee hereunder shall name Lessor and its property manager, if any, as additional insureds. To the extent such coverage is available, each such policy shall provide that same shall not be cancelled or materially modified without at least thirty (30) days’ prior written notice to Lessor and any mortgagee of Lessor. The limits of such insurance shall not, under any circumstances, limit the liability of Lessee under this Lease. In the event that Lessee fails to maintain any of the insurance required of it pursuant to this provision, Lessor shall have the right (but not the obligation) at Lessor’s election, after five (5) business days written notice to Lessee, to pay Lessee’s premiums or to arrange substitute insurance with an insurance company of Lessor’s choosing, in which event any premiums advanced by Lessor shall constitute Additional Rent payable under this Lease and shall be payable by Lessee to Lessor immediately upon demand for same.

c. Mutual Subrogation Waiver. Lessor and Lessee hereby agree to obtain from any insurer providing property insurance coverage to either of them covering the Premises, the Buildings, the Common Areas or Lessee’s Property, a waiver of any right of subrogation any such insurer of one party may acquire against the other or as against the Lessor or Lessee by virtue of payments of any loss under such insurance, and to cause each such policy to be properly endorsed to reflect such waiver. As requested, the parties shall provide evidence to one another of their respective insurers’ waivers of subrogation hereunder. Notwithstanding anything to the contrary contained in this Lease, each party hereby waives any and all rights to recover from the other and its officers, agents, members, managers and employees for any loss or damage, including consequential loss or damage, caused by any peril or perils (including negligent acts) enumerated in each cause of loss-special risk form property insurance policy required to be maintained by either party hereunder.

d. Miscellaneous. All insurance required by virtue of this Section shall be written with an insurance company licensed to do business within the State of Colorado, with such policies to be non-assessable. Upon request, each party shall provide the other with a certificate of insurance (with proof of payment), evidencing the coverages required hereunder.

7. PAYMENT OF TAXES AND ASSESSMENTS

Lessor shall timely pay all Taxes on the Premises, the Common Areas, and the land on which they are located, but not on Lessee’s Property contained in the Premises; provided, however, that this Article 7 shall not negate Lessee’s obligation to reimburse Lessor for its share of such Taxes through the payment of Operating Expense Rent pursuant to Article 3b.

8. ASSIGNMENT AND SUBLETTING

This Lease or any interest herein may be assigned by Lessee, voluntarily or involuntarily, by operation of law or otherwise, and either all or any part of the Premises may be subleased by Lessee with the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained in this Lease, Lessee shall have the right, without obtaining Lessor’s prior written consent, to assign or sublease all or any portion of the Premises to any Affiliate of Lessee, or to a successor entity to Lessee by virtue of merger, consolidation, or nonbankruptcy reorganization or the sale of all or substantially all of the assets of Lessee. Notwithstanding the foregoing, it is understood and agreed that following any assignment or sublease of all or any portion of the Premises, unless the parties shall agree otherwise in writing, Lessee shall remain fully liable for payment of Rent and performance of all of Lessee’s obligations under this Lease.

9. UTILITIES

Lessee shall promptly pay all charges for water, waste water, storm drainage, trash, gas, electricity and other public utilities used by Lessee on the Premises. Lessee shall establish separate “utility” accounts in Lessee’s name where appropriate. In the event any billings for utility charges are made to Lessor, Lessor shall send such billings to Lessee to be paid by Lessee within thirty (30) days after receipt of the bill. Failure to pay any such bills will constitute a default under this Lease. Lessor and Lessee acknowledge that the electricity for the lights in the North Lot is currently metered through Building C. Lessor is obligated to pay for such electricity as part of its obligations with respect to the Parking Areas hereunder, subject to reimbursement through the payment of Operating Expense Rent. On or before April 1, 2013, Lessor shall cause separate meters to be installed measuring the electricity furnished to the North Lot lights, and during the period between the Commencement Date and March 31, 2013, Lessee shall continue to pay the charges for such electricity which are included with the utility bills for Building C. If such separate meters are not installed on or before April 1, 2013, then from and after that date, until such separate meters are installed, Lessor shall reimburse Lessee for the charges for electricity furnished to the North Lot lights, based on a reasonable estimate of such charges made by Lessee and confirmed by Lessor, within thirty (30) days after presentation of invoices from Lessee for such amounts.

10. NET LEASE; COMMON AREA AND PROPERTY MAINTENANCE

Lessee has inspected and accepts the Premises in their present condition (AS IS) and acknowledges the Premises are tenantable and in good condition. Except as specifically provided in this Lease, this Lease is intended to be a net lease and Lessor shall have no obligation of any kind to make expenditures of any nature upon the Premises.

Lessor shall maintain, repair and keep in good order all of the Common Areas, including without limitation landscape maintenance and replacement, mowing, snow removal, trash removal, and repair, resurfacing and restriping as necessary of the Parking Areas, and the costs thereof shall be included within Operating Expenses, and Lessee’s share thereof shall be reimbursed to Lessor by payment of the Operating Expense Rent due from Lessee hereunder. In addition, Lessor, at Lessor’s sole cost and expense, shall maintain, repair and replace, if necessary, the foundation, the structural portions of the roof and the exterior walls of the Buildings. For purposes of this paragraph, the term “exterior walls” shall not include windows, plate glass, office doors, dock doors, dock bumpers or office entries.

Except for the obligations of Lessor set forth in the preceding paragraph, Lessee shall maintain, repair and keep in good order the Premises, as further detailed in Sections 10a and 10b below. Notwithstanding the foregoing, if Lessee so elects, Lessee may give notice to Lessor (a “Maintenance Notice”) that it elects to have Lessor perform all or part of the maintenance and repair obligations of Lessee hereunder, in which event Lessor shall perform such maintenance and repair, and the costs thereof shall be reimbursed to Lessor by Lessee within thirty (30) days after presentation of an invoice or invoices therefor. Lessee shall not permit or suffer waste, impairment or deterioration of the Premises or improvements thereon or any part thereof, ordinary wear and tear and damage from fire or other casualty excepted.

a. Lessee’s Obligations.

Lessee will, at its expense, and subject to Lessee’s right to elect to have Lessor perform such obligations at Lessee’s expense pursuant to a Maintenance Notice:

(i)	maintain, repair and replace as necessary all of the non-structural elements of the Premises (i.e., elements other than the foundation, the structural portions of the roof and the exterior walls of the Buildings) including, without limitation, all walls, floors, ceilings and fixtures, the interior surfaces of the ceilings and walls and the painting of such surfaces, the interior surfaces of the floors and all floor coverings (including carpet, pad, tile, vinyl and other floor coverings), all windows and plate glass, window fittings and sashes, all interior and exterior doors in the Buildings, all plumbing, pipes and fixtures that solely serve the Buildings, electrical wiring, switches and fixtures that solely serve the Buildings, dock doors and dock bumpers, and special items and equipment installed by or at the expense of Lessee that solely serve the Buildings, and the storage tanks in the Tank Farm, ordinary wear and tear and damage from fire or other casualty excepted;

(ii)	keep the Premises free of insects, rodents, vermin and other pests;

(iii)	repair, maintain and replace all HVAC systems, ducts, controls and appurtenances within the interior of the Buildings, ordinary wear and tear and damage from fire or other casualty excepted;

(iv)	repair, maintain and replace all utility systems, lines, conduits and appurtenances thereto that serve the Premises exclusively, ordinary wear and tear and damage from fire or other casualty excepted;

(v)	keep any garbage, trash, rubbish or refuse removed on a regular basis and temporarily stored on the Premises or the Common Areas in designated trash receptacles; and

(vi)	provide such janitorial services to the Premises as may be necessary for the operation of Lessee’s business, in Lessee’s reasonable discretion.

Without limiting the foregoing, as between Lessor and Lessee, except to the extent expressly set forth to the contrary in this Lease, Lessee will be responsible for all ordinary, non-structural, foreseen and unforeseen maintenance, repairs and replacements to the Premises during the Term.

b. Maintenance Procedures.

The following maintenance procedures shall be followed by Lessee, provided that if Lessee has given Lessor a Maintenance Notice, Lessor shall be responsible for complying with the same:

(i) Lessee’s Procedures. Throughout the Term, Lessee will use industry-standard practices in terms of periodic maintenance, repair and replacement of the Premises , the components thereof and the equipment therein, and Lessee will maintain accurate and reasonably complete records of such maintenance, repair and replacement. Nothing will prohibit Lessee from performing such maintenance, repair and/or replacement using Lessee’s employees as long as such employees are reasonably qualified to perform the applicable tasks and Lessee otherwise complies with applicable Laws and warranties.

(ii) Lessor’s Inspection Rights. Lessor, or its designated representative, may enter the Premises during reasonable times and upon reasonable prior notice to Lessee, to inspect the Premises and to confirm Lessee’s compliance with its obligations under this Section, as to the actual maintenance, repair and replacement and also as to Lessee’s records relating thereto, provided that Lessor will take reasonable steps in connection with such entry to minimize any disruption to Lessee’s business or its use of the Premises . Subject to reasonable scheduling, Lessee will make available to Lessor Lessee’s representative who is primarily responsible for such maintenance, repair and replacement in connection with such inspections.

(iii) Lessee’s Failure. Except in the event of an emergency, in which case Lessor shall have the right to take immediate corrective action, if Lessor determines, in its reasonable discretion, that Lessee has failed to perform such maintenance, repair and replacement practices, Lessor, at its option, may notify Lessee of such failure, which notice will expressly set forth the basis for Lessor’s determination and the actions that Lessor will require to be taken to rectify such failure. If Lessee fails to rectify such failure within 30 days from receipt by Lessee of Lessor’s notice, and gives Lessor written notice within such 30-day period that it disagrees with Lessor’s determination, the parties will have 15 days to attempt to resolve the issue. In the event the parties fail to resolve the issues within such 15-day period, then Lessor may arrange for a third party to perform such maintenance, repair and/or replacement practices on any portion of the Premises, in which event Lessee will permit the applicable party to enter upon the Premises to perform such practices, and the reasonable cost of such maintenance, repair and/or replacement will be billed directly to Lessee and will be Additional Rent, paid within thirty (30) days of receipt of invoice therefor.

11. INDEMNITY PROVISIONS

Without limitation of any other provisions hereof and to the extent not prohibited by law, Lessee agrees to defend, protect, indemnify and save harmless Lessor and its partners, and its and their partners, venturers, managers, officers, agents, servants and employees, affiliated limited liability companies, and other affiliated entities from and against all claims, liabilities, losses, damages or expenses made against or incurred by Lessor attributable to the negligence, willful misconduct or breach of this Lease by Lessee or its partners, officers, servants, agents, employees, contractors, suppliers, licensees, visitors, workmen or invitees. Without limitation of any other provisions hereof and to the extent not prohibited by law, Lessor agrees to defend, protect, indemnify and save harmless Lessee and its members, partners, venturers, managers, officers, agents, shareholders, servants and employees from and against all claims, liabilities, losses, damages or expenses made against or incurred by Lessee attributable to the negligence, willful misconduct or breach of this Lease by Lessor or its partners, officers, servants, agents, employees, contractors, suppliers, licensees, visitors, workmen or invitees. The indemnifications set forth in this Section shall survive termination of this Lease.

12. OCCUPATIONAL SAFETY AND HEALTH ACT

Lessee shall fully comply with the Occupational Safety and Health Act of 1970 (as amended) (Chapter XVII, Title XIX of the United States Code) (OSHA) or applicable state statute adopted pursuant to OSHA. Lessee shall fully comply with the provisions and standards as contained in OSHA (as the same may be amended) and Lessee shall hold Lessor harmless from any obligations or responsibilities required under OSHA with respect to Lessee’s activities within or occupancy of the Premises.

13. ALTERATIONS TO PREMISES

a. Plans and Specifications; Lessor’s Approval Rights.

Unless otherwise provided in the Lease, Lessee shall be solely responsible for any and all improvements and alterations within the Premises necessary for Lessee’s intended use of the Premises, which are not otherwise the responsibility of Lessor as provided for elsewhere in the Lease. Lessee agrees to submit to Lessor complete plans and specifications, including engineering, mechanical, and electrical plans and specifications, covering any and all subsequent improvements or alterations of the Premises. The plans and specifications shall be in such detail as Lessor may reasonably require, and in compliance with all applicable Laws. As soon as reasonably feasible thereafter, Lessor shall notify Lessee of whether it approves the plans, and if not, of the specific reasons for such disapproval. Lessee shall use reasonable efforts to cause Lessee’s plans to be revised to the extent necessary to obtain Lessor’s approval. Except as set forth in the next sentence, Lessee shall not commence any improvements, or alterations of Premises until Lessor has approved Lessee’s plans, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Lessee shall have the right: (i) to install an upgraded sprinkler system in a portion of Building C as may be required by Laws to allow for the storage of aerosol products therein without obtaining the prior written consent of Lessor, but with prior notice to Lessor; and (ii) to install new equipment in the Premises, to paint any portion of the interior of the Premises, or to install phone and data cabling within or leading to the Premises without obtaining the prior written consent of Lessor, and shall also have the right to make other non-structural alterations within the Premises without obtaining the prior written consent of Lessor, but with prior notice to Lessor, so long as such alterations do not affect the structural integrity of the Buildings, or any part of the heating, ventilating, air conditioning, plumbing, mechanical, electrical, communication or other systems of the Buildings, and so long as such alterations are not visible from the exterior of the Premises and do not cost more than an aggregate amount per year of $10,000 (collectively, “Minor Alterations”).

b. Lessee’s Work; Compliance With Codes; Mechanic’s Liens.

Lessee shall procure all necessary permits before undertaking any alterations, improvements or repairs within the Premises (collectively, “Lessee Work”). Lessee shall perform all Lessee Work in a good and workmanlike manner. Lessee shall use materials of good quality and perform Lessee Work only with contractors previously approved of in writing by Lessor (other than Minor Alterations, for which Lessor’s prior approval of the contractor shall not be necessary). Lessee shall comply with all Laws applicable to the Lessee Work, including, but not limited to, building, health, fire, and safety codes. Lessee hereby agrees to hold Lessor and Lessor’s agents harmless and indemnified from all injury, loss, claims, or damage to any person or property (including the cost for defending against the foregoing) occasioned by, or growing out of Lessee Work. Lessee shall promptly pay when due the entire cost of any Lessee Work on the Premises undertaken by Lessee, so that the Premises shall at all times be free of liens for labor and materials.

Lessee hereby agrees to indemnify, defend, and hold Lessor harmless of and from all liability, loss, damages, costs, or expenses, including reasonable attorneys’ fees, incurred in connection with any claims of any nature whatsoever for work performed for, or materials, or supplies furnished to Lessee, including lien claims of laborers, materialmen, or others. Should any such liens be filed or recorded against the Premises or the Buildings with respect to work done for, or materials supplied to, or on behalf of Lessee, or should any action affecting the title thereto be commenced, Lessee shall cause such liens to be released of record within ten (10) business days after notice thereof. If Lessee desires to contest any such claim of lien, Lessee shall nonetheless cause such lien to be released of record by the posting of adequate security with a court of competent jurisdiction as may be provided by Colorado’s mechanic’s lien statutes. If Lessee shall be in default in paying any charge for which such mechanic’s lien or suit to foreclose such lien has been recorded or filed and shall not have caused the lien to be released as aforesaid, Lessor may (but without being required to do so) pay such lien or claim and any associated costs, and the amount so paid, together with reasonable attorneys’ fees incurred in connection therewith, shall be immediately due from Lessee to Lessor as Additional Rent.

14. CONDEMNATION

a. Complete Taking. If during the Term of this Lease, or any extension hereof, the whole or substantially all of the Premises shall be taken as a result of the exercise of power of eminent domain, this Lease shall terminate as of the date of vesting of title to the Premises or delivery possession, whichever shall first occur, pursuant to such proceeding. For the purpose of this Article 14, “substantially all of the Premises” shall be deemed to have been taken under any such proceeding that involves such an area, whether the area be improved with a building or be utilized for a parking area or for other use, that Lessee cannot reasonably operate in the remainder of the Premises the business being conducted on the Premises at the time of such proceeding.

b. Partial Taking. If, during the Term of this Lease, or any extension hereof, less than the whole or less than substantially all of the Premises shall be taken in any proceeding, so that Lessee can continue to reasonably operate in the remainder of the Premises the business being conducted on the Premises at the time of such proceeding, this Lease shall terminate as to the portion so taken. The Rent thereafter due and payable by Lessee shall be reduced in such proportion as the nature, value and extent of the part so taken bears to the whole of the Premises. Lessor shall, from the proceeds of the condemnation, promptly restore the Premises for the use of Lessee.

c. Award. Any award granted for either partial or complete taking regarding the Premises shall be the property of Lessor; provided that the foregoing shall not in any way restrict Lessee from asserting a claim in a separate proceeding against the condemning authority for any compensation or damages resulting from the taking of Lessee’s Property or any leasehold improvements of Lessee or for moving expenses or business relocation expenses incurred as a result of such taking.

15. DESTRUCTION OF PREMISES

a. Termination Rights; Casualty Determination.

i. If the Premises are damaged by fire or other casualty which renders all or a Substantial Portion (as hereinafter defined) of the Premises unusable for Lessee’s normal business operations and the damage is so extensive that the Casualty Determination (as defined in Subparagraph iii below) determines that the Premises cannot, with the exercise of reasonable diligence, be made usable for Lessee’s normal operations within 180 days from the date of the Casualty Determination, then, at the option of Lessee exercised in writing to Lessor within 30 days of the Casualty Determination, this Lease shall terminate as of the occurrence of such damage; provided, however, Lessee may not terminate this Lease if the damage is caused by the intentional, criminal or otherwise uninsurable acts of Lessee or its agents, contractors or employees. For purposes of this Lease, “Substantial Portion” means twenty-five percent (25%) or more of the total area of either Building.

ii. If the Premises are damaged by fire or other casualty and (A) the damage is so extensive that the Casualty Determination determines that rebuilding or repairs cannot be completed on or before the date which is 12 months prior to the expiration of the Term, or (B) the cost of rebuilding or repairs would exceed the insurance proceeds received or recoverable by Lessor and available for funding the cost of such rebuilding or repairs by more than ten percent (10%) of the replacement cost thereof, then, at the option of Lessor exercised in writing to Lessee within 30 days of the Casualty Determination or the date Lessor receives final confirmation of the determination of available insurance proceeds, as applicable, this Lease shall terminate as of the occurrence of such damage; provided, however, Lessor may not terminate this Lease if the damage is caused by the gross negligence or willful misconduct of Lessor or its agents, contractors or employees.

iii. The cost of rebuilding and repair and the number of days within which the Premises can be rebuilt or repaired (the “Estimated Repair Timeframe”) shall be determined by an independent contractor mutually acceptable to Lessor and Lessee (the “Casualty Determination”). The Casualty Determination shall be made within 60 days after the happening of the casualty.

iv. In the event this Lease is terminated pursuant to this Section 15a, Lessee shall pay Rent duly apportioned up to the time of such casualty and forthwith surrender the Premises and all interest therein to Lessor. Upon surrender of the Premises and all interest therein by Lessee, the parties shall be released from all obligations and liabilities arising thereafter, except for those obligations which expressly survive termination of this Lease.

b. Repair and Restoration.

i. If the Premises are damaged by fire or other casualty and this Lease cannot be or is not terminated pursuant to Section 15a above, then subject to the rights of any mortgagee, Lessor shall, at Lessor’s sole cost and expense, rebuild or repair the Premises (but excluding Lessee’s Property or any Lessee’s Work) in compliance with all applicable Laws and otherwise to substantially the condition that existed as of the Commencement Date; provided, however, Lessor shall not be required to expend more than the insurance proceeds received from such casualty plus ten percent (10%) of the replacement cost of the Premises. Notwithstanding the foregoing, in the event Lessor has not received final confirmation of the determination of available insurance proceeds and provided written notice thereof to Lessee within 90 days after the Casualty Determination, Lessee shall have the right to terminate this Lease by delivery of written notice thereof to Lessor within 15 days after receipt of Lessor’s notice and, upon surrender of the Premises and all interest therein by Lessee, the parties shall be released from all obligations and liabilities arising thereafter, except for those obligations which expressly survive termination of this Lease.

ii. In the event Lessor is required to rebuild and repair the Premises pursuant to this Section 15b, Lessor shall: (A) commence such rebuilding and repair within 45 days after the date Lessor receives final confirmation of the determination of available insurance proceeds, and (B) pursue diligently such rebuilding and repair to completion. If Lessor fails to repair and restore the Premises within 60 days after the Estimated Repair Timeframe, then Lessee shall have the right to terminate this Lease by delivery of written notice thereof to Lessor and, upon surrender of the Premises and all interest therein by Lessee, the parties shall be released from all obligations and liabilities arising thereafter, except for those obligations which expressly survive termination of this Lease.

iii. Rent shall abate from the date of the casualty until the completion of the repair and restoration in the same proportion that the part of the Premises rendered unusable bears to the whole; provided, however, if the casualty is the result of the intentional, criminal or otherwise uninsurable acts of Lessee or its agents, contractors or employees, then the Rent will abate during any such period of repair and restoration but only to the extent of any recovery by Lessor under its rental insurance related to the Premises. During any period of repair and restoration, Lessor shall use reasonable efforts to minimize disruption of Lessee’s use of the Premises.

16. DEFAULT PROVISIONS

The occurrence of any one or more of the following events shall constitute a default and breach of this Lease by Lessee:

a. Failure to Pay Base Rent. Lessee failing to pay the Base Rent herein reserved when due; unless the failure is cured within five (5) business days after written notice by Lessor; however, Lessee is not entitled to more than two notices of delinquent payments of Base Rent during any Lease Year and, if thereafter during that Lease Year any Base Rent is not paid when due, a default shall automatically occur;.

b. Failure to Pay Additional Rent. Lessee failing to make when due any other payments constituting Additional Rent required to be made by Lessee, where such failure continues for a period of fourteen (14) days following written notice from Lessor to Lessee.

c. Failure to Keep Covenants. Lessee failing to perform or keep any of the other terms, covenants and conditions herein contained for which it is responsible, and such failure continuing and not being cured for a period of thirty (30) days after written notice from Lessor to Lessee, or if such default is a default which cannot be cured within a 30 day period, Lessee’s failing to commence to correct the same within said 30 day period and thereafter failing to prosecute the same to completion with reasonable diligence.

d. Abandonment. Lessee abandoning the Premises.

e. Assignment for Benefit of Creditors. Lessee making any general assignment or general arrangement of its property for the benefit of its creditors.

f. Bankruptcy. Lessee under this Lease shall file a petition under any section or chapter of the Bankruptcy Code, as amended, or under any similar law or statute of the United States or any state thereof, and the petition either remains undismissed for a period of sixty (60) days or results in the entry of an order for relief against Lessee which is not fully stayed within ten (10) days after entry, or Lessee shall be adjudged bankrupt or insolvent in proceedings filed against Lessee.

17. REMEDIES

In the event of an occurrence of default beyond applicable notice and cure periods as set forth herein, Lessor shall have the right to:

a. Terminate Lease. Terminate this Lease and end the Term hereof by giving Lessee notice of such termination, in which event Lessor shall be entitled to recover from Lessee at the time of such termination the present value of the excess, if any, of the amount of Base Rent reserved in this Lease for the then balance of the Term hereof over the then reasonable rental value of the Premises for the same period, both discounted to present value at the rate of five percent (5%) per annum. It is understood and agreed that the “reasonable rental value” shall be the amount of rental which Lessor may be expected to obtain as rent for the remaining balance of the initial Term or Renewal Term, whichever is applicable; or

b. Sue monthly. Without resuming possession of the Premises or terminating this Lease, to sue monthly for and recover all rents, other required payments due under this Lease, and other sums including damages and legal fees at any time and from time to time accruing hereunder; or

c. Repossess Premises. Reenter and take possession of the Premises or any part thereof and repossess the same as of Lessor’s former estate, and expel Lessee and those claiming through or under Lessee and remove the effects of both through process of law, without being deemed guilty in any manner of trespass and without prejudice to any remedies for Rent delinquencies or preceding Lease defaults. Under such circumstances, Lessor may bar entry to Lessee, and may, from time to time, without terminating this Lease, relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Lessor may deem advisable, with the right to make alterations and repairs to the Premises, and such re-entry or taking of possession of the Premises by Lessor shall not be construed as an election on Lessor’s part to terminate this Lease unless a written notice of termination be given to Lessee or unless the termination thereof be decreed by a court of competent jurisdiction. In the event of Lessor’s election to proceed under this Subparagraph c, then such repossession shall not relieve Lessee of its obligation and liability under this Lease, all of which shall survive such repossession, and Lessee shall pay to Lessor as current liquidated damages the Base Rent and Additional Rent and other sums hereinabove provided which would be payable hereunder if such repossession had not occurred, less the net proceeds (if any) of any reletting of the Premises after deducting all of Lessor’s expenses in connection with such reletting, including but without limitation all repossession costs, brokerage commissions, legal expenses, attorney’s fees, expense of employees, alteration costs (including but not limited to any and all costs associated with Lessee’s failure to properly maintain the property as described in Section 10) and expenses of preparation for such reletting. Lessee shall pay such current damages to Lessor on the days on which the Base Rent would have been payable hereunder if possession had not been retaken, and Lessor shall be entitled to receive the same from Lessee on each such day. Notwithstanding anything to the contrary in this Section 17, Lessor shall use reasonable efforts to attempt to mitigate its damages and promptly relet the Premises at a fair market rental.

18. INTENTIONALLY DELETED

19. HOLD OVER

Any rule or law to the contrary notwithstanding, in the event Lessee remains in possession of the Premises or any part thereof subsequent to the expiration of the Term hereof and such holding over shall be with the consent of Lessor, it shall be conclusively deemed that such possession and occupancy shall be a tenancy from month-to-month only, at a monthly rent equal to 125% of the monthly rate for Base Rent and Additional Rent which was existing at the end of the Term hereof and, further, such possession shall be subject to all of the other terms and conditions (except any option to renew or option to purchase) contained in this Lease.

20. SUBORDINATION AND ESTOPPEL LETTER

This Lease is subject and subordinate to all mortgages and deeds of trust which now or hereafter may affect the Premises, and Lessee shall, within ten (10) business days after receipt thereof, execute and deliver upon demand of Lessor any and all instruments desired by Lessor subordinating this Lease in the manner requested by Lessor to any new or existing mortgage or deed of trust. Any holder of a mortgage or deed of trust may rely upon the terms and conditions of this paragraph. Lessor agrees it shall cause any present or future mortgagee or holder of a deed of trust to deliver to Lessee a non-disturbance agreement, in a form then in use by such present or future mortgagees or holders and which shall be reasonably acceptable to Lessee, providing that as long as Lessee is current and not in default, the mortgagee or holder shall not disturb the tenancy of Lessee. Further, Lessee shall at any time and from time to time, upon not less than ten (10) business days prior written notice from Lessor, execute, acknowledge and deliver to Lessor a statement in writing certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, and acknowledging that there are not, to the then current actual knowledge of the employee of Lessee executing the certificate, any uncured defaults on the part of Lessor hereunder, or specifying such defaults, if any are claimed. Lessee shall attorn to any purchaser at any foreclosure sale or to any grantee or transferee designated in any deed given in lieu of foreclosure.

21. SURRENDER OF PREMISES

Upon the expiration or termination of the Term of this Lease, Lessee shall peaceably and quietly leave and surrender the Premises in as good condition as they are upon execution hereof, ordinary wear and tear and damage by fire or other casualty excepted. Lessee shall surrender and deliver the Premises broom clean and free of Lessee’s Property. Provided Lessee is not in default beyond any applicable period for notice and cure, it shall have the right to remove all of Lessee’s Property, and Lessee shall repair any damage to the Premises caused by such removal. Further, in the event Lessee does not remove any of Lessee’s Property, or any additions or alterations made to the Premises during the Term of this Lease that Lessor indicated would need to be removed at the time it approved the plans therefor, then Lessor may, at its option, either (a) require Lessee to remove any such Lessee’s Property or alterations or additions and restore the Premises to the condition as existed at the commencement of the Lease, ordinary wear and tear and damage by fire or other casualty excepted, or (b) retain the same. If, following request for removal of Lessee’s Property, Lessee fails to do so, then the costs incurred by Lessor to remove such property and repair the Premises shall be recoverable by Lessor as Additional Rent due under this Lease. Lessee shall not be otherwise required to remove any improvements, alterations or additions, or to restore the Premises to the condition they were in prior to installation of the same.

22. NOTICES

All notices required or permitted under this Agreement shall be given by registered or certified mail, postage prepaid, by recognized overnight courier, or by hand delivery, directed as follows:

If intended for Lessee, to:

SCOTT’S LIQUID GOLD-INC.

4880 Havana Street

Denver, Colorado 80239

Attn: Barry J. Levine

E-mail: blevine@slginc.com

with a copy to:

SCOTT’S LIQUID GOLD-INC.

4880 Havana Street

Denver, Colorado 80239

Attn: Mark E. Goldstein

E-mail: mgoldstein@slginc.com

If intended for Lessor, to:

Havana Gold, LLC

3535 Larimer Street

Denver, CO 80205

Attn: Andrew Feinstein

E-mail: afeinstein@exdomanagement.com

Any notice delivered by mail in accordance with this Section shall be deemed to have been delivered (i) upon being deposited in any post office or postal box regularly maintained by the United States postal service, but, in the case of intended recipients who have an e-mail address listed above, only if concurrently with that deposit a copy of the notice is sent by e-mail to that intended recipient, and if that copy is not sent by e-mail to any intended recipient who has an e-mail address listed above, the notice shall not be deemed to have been delivered until actually received by the intended recipient; or (ii) the next business day after being deposited with a recognized overnight courier service; or (iii) upon receipt or refusal to accept delivery if hand-delivered. Either party, by notice given as above, may change the address to which future notices or copies of notices may be sent.

23. TIME OF THE ESSENCE

Time is of the essence hereof.

24. QUIET ENJOYMENT

Lessor represents and warrants that:

a. Authority. Lessor has the right to enter into and make this Lease.

b. Peaceful Possession. Lessee, upon paying the Rent herein reserved and upon performing all of the terms and conditions of this Lease on its part to be performed, shall at all times during the Term herein demised peacefully and quietly have, hold and enjoy the Premises.

Lessee accepts the Premises subject to all zoning ordinances and regulations pertaining to the Premises, without responsibility or warranty by Lessor, and further Lessee accepts the Premises subject to easements, rights-of-way, restrictive covenants and reservations of record.

25. RIGHT TO INSPECT OR SHOW PREMISES

Lessor, or Lessor’s agent and representative, shall have the right to enter into and upon the Premises or any part thereof at all reasonable hours for the purpose of examining the same, upon reasonable prior telephonic notice to Lessee and accompanied by a representative of Lessee (except in cases of actual or suspected emergency, in which case no prior notice and no accompaniment by a Lessee representative shall be required).

Lessor, or Lessor’s agent and representative, shall have the right to show the Premise to prospective purchasers, or during the last six (6) months of the Term to prospective tenants, upon reasonable prior notice to Lessee and during business hours. During the 90-day period prior to the expiration of this Lease, Lessor, or Lessor’s agent and representative, shall have the right to place the usual “for rent” or “for sale” notices on the Premise, and Lessee agrees to permit the same to remain thereon without hindrance or molestation.

26. LIMITATIONS ON LESSOR’S LIABILITY

Notwithstanding anything to the contrary contained in this Lease, in the event of any default or breach by Lessor with respect to any of the terms, covenants and conditions of this Lease to be observed, honored or performed by Lessor, Lessee shall look solely to the estate and property of Lessor in the land and Buildings owned by Lessor, including proceeds of sale, insurance, condemnation and rental income from the Buildings, for the collection of any judgment (or any other judicial procedures requiring the payment of money by Lessor) and no other property or assets of Lessor shall be subject to levy, execution, or other procedures for satisfaction of Lessee’s remedies.

27. SIGNS

a. Exterior Signs. Other than Lessee’s signs containing its name and logo which are currently located on the exterior of south and west sides of Building D (the “Existing Signs”), Lessee shall not place or suffer to be placed on the exterior walls of the Premises or upon the roof or any exterior door or wall or on the exterior or interior of any window thereof any sign, awning, canopy, marquee, advertising matter, decoration, letter or other thing of any kind without the prior written consent of Lessor. Lessor acknowledges and agrees that Lessee may, subject to the approval of the appropriate governmental authorities and Lessor (with respect to size, color, type, format, design and location), install additional signs with Lessee’s logo on the Buildings; provided, however, the foregoing shall not be in place of or in derogation of any of Lessor’s Buildings signage and the failure or refusal of any governmental entity to approve Lessee’s logo sign shall not constitute an event of default, a claim for damages or a ground for

Lessee to terminate this Lease. In addition, if Lessor installs a monument sign outside of the Buildings, Lessee shall be permitted to install a sign with Lessee’s logo on such monument sign, which shall be at least as prominent as the sign of any other tenant. Permits for Lessee’s signs and their installation shall be obtained by Lessee at its expense. All signs shall be constructed and installed at Lessee’s expense. Other than the Existing Signs, signs shall be permitted only within the areas designated by Lessor. All penetrations of the Buildings’ structure required for sign installation shall be neatly sealed in watertight condition and properly maintained. Lessee shall cause to be repaired any damage caused by its sign contractor or sign installation. Other than the Existing Signs, Lessor hereby reserves the exclusive right to the use for any purpose whatsoever of the roof and exterior of the walls of the Premises or the Buildings. In the event Lessee shall install any sign other than the Existing Signs which has not been approved by Lessor, Lessor shall have the right and authority without liability to Lessee to enter upon the Premises, remove and store the subject sign and repair all damage caused by the removal of the sign. All costs and expenses incurred by Lessor in effecting such removal and storage shall be paid by Lessee as Additional Rent within thirty (30) days after presentation of an invoice therefor. Lessor reserves the right to temporarily remove Lessee’s signs if necessary during any period when Lessor repairs, restores, constructs or renovates the Premises or the Buildings.

b. Interior Signs. Except as otherwise herein provided, Lessee shall have the right, at its sole cost and expense, to erect and maintain within the interior of the Premises all signs and advertising matter customary or appropriate in the conduct of Lessee’s business; provided that no advertising placards, banners, pennants, names, insignia, trademarks, or other descriptive material shall be affixed or maintained upon the glass panes and supports of the windows and doors, or upon the exterior walls of the Buildings. Lessee shall upon demand of Lessor immediately remove any sign, advertisement, decoration, lettering or notice which Lessee has placed or permitted to be placed in, upon or about the Premises which is visible from the exterior thereof and which Lessor reasonably deems objectionable or offensive, and if Lessee fails or refuses so to do, Lessor may enter upon the Premises and remove the same at Lessee’s cost and expense.

28. MISCELLANEOUS

a. Choice of Law. This Lease has been executed and delivered in the State of Colorado and shall be construed in accordance with the laws of the State of Colorado.

b. Headings and Captions. The parties mutually agree that the heading and captions contained in this Lease are inserted for convenience of reference only and are not to be deemed part of or to be used in construing this Lease.

c. Binding Effect. The covenants and agreements herein contained shall be binding upon and inure to the benefit of both Lessor and Lessee and their respective successors and assigns.

d. Construction of terms. Words of any gender used in this Lease shall be held to include any other gender, and words in the singular shall be held to include the plural, as the identity of Lessor or Lessee requires.

e. Amendments. This Lease may be modified or amended only by written instrument executed by all of the parties hereto.

29. NO WAIVER

No waiver by either party of any provision hereof shall be deemed a waiver of any other provisions hereof or of any subsequent breach by the other party of the same or any other provision. Lessor’s consent to or approval of any act shall not be deemed to render unnecessary the obtaining of Lessor’s consent to or approval of any subsequent act by Lessee. The acceptance of Rent hereunder by Lessor shall not be a waiver of any preceding breach by Lessee of any provisions hereof, other than the failure of Lessee to pay the particular Rent so accepted, regardless of Lessor’s knowledge of such preceding breach at the time of acceptance of such Rent.

30. VENUE AND ATTORNEY’S FEES

The parties hereto agree that (i) the venue and jurisdiction of any litigation pertaining to the enforcement or interpretation of this Lease shall be vested exclusively in the District Court for the City and County of Denver, Colorado, and (ii) the prevailing party in such litigation shall be entitled to recover its reasonable attorney fees and costs in an amount to be determined by the court. Each of the parties hereto does hereby WAIVE TRIAL BY JURY in any action or proceeding of any kind or nature pertaining to the enforcement or interpretation of this Lease in which action either of the parties (or their respective assignees or successors in interest) are joined as litigants.

31. INTEREST ON PAST DUE OBLIGATIONS

Any amount due to Lessor not paid when due shall bear interest at the rate of eight percent (8%) per annum from the date due; provided, however, that any such payment of interest shall not excuse or correct any default by Lessee under this Lease.

32. MEMORANDUM OF LEASE

Either party, upon request from the other party, shall execute in recordable form a short form Memorandum of Lease, which Memorandum of Lease shall only contain the names of the parties and the Commencement Date and date of expiration of the Term of this Lease (or any options which may be granted hereunder), and the legal description of the Premises.

33. SEVERABILITY

If any sentence, paragraph or article of this Lease is held to be illegal or invalid, this shall not affect in any manner those other portions of the Lease not illegal or invalid and this Lease shall continue in full force and effect as to those provisions.

34. ADA COMPLIANCE

ADA Compliance: Lessee shall not cause or permit any violation of the Americans with Disabilities Act (the “ADA”) to occur on, or about the Premises by Lessee, its agents, employees, contractors or invitees.

35. CONFIDENTIALITY

Lessor and Lessee acknowledge that the terms and conditions of this Lease and each party’s Proprietary Information are to remain confidential for each party’s benefit, and may not be disclosed by Lessor or Lessee to anyone, by any manner or means, directly or indirectly, without the other party’s prior written consent, and the consent by such party to any disclosures shall not be deemed to be a waiver on the part of such party of any prohibition against any future disclosure. However, Lessor or Lessee may disclose copies of the Lease to prospective lenders or purchasers of all or any portion of the Premises or Common Areas or to potential lenders to or investors in Lessor’s or Lessee’s businesses and to any governmental authorities as required by applicable Laws without prior consent, and both may provide copies to their respective accountants, attorneys and managing employees, as reasonably necessary for each party’s business purposes or in connection with the enforcement of this Lease, without such prior consent, provided that, upon such disclosure, such party’s accountants, attorneys and managing employees will be bound by the terms of this Section. Lessor and Lessee shall indemnify, defend upon request, and hold the other party harmless from and against all costs, damages, claims, liabilities, expenses, losses, court costs, and reasonable attorneys’ fees suffered or claimed against the non-breaching party, its agents, servants, and employees, based in whole or in part upon the breach of this Section by a party, its agents, servants, and employees. For purposes hereof, the term “Proprietary Information” means all information provided by the disclosing party to the receiving party in accordance with this Lease and during the Term, notwithstanding the form of the information, and includes by way of example, but without limitation, corporate and financial information, data, know-how, formulae, processes, designs, sketches, photographs, plans, drawings, specifications, reports, customer lists, studies, findings, inventions and ideas. Information which is not labeled as proprietary, whether presented in writing, media or orally, shall nonetheless be considered Proprietary Information if a reasonable person in a position of the receiving party would presume confidentiality of such information even without such a label, identification or confirmation, but the burden of proof shall be on the disclosing party to demonstrate the confidential nature and extent of the disclosure of the information.

Notwithstanding the foregoing, Proprietary Information shall not include any information to the extent that the information: (a) is in or enters the public domain through no fault of the receiving party; (b) is known to the receiving party as of the date of this Lease, as evidenced by the written records of the receiving party; (c) becomes known to the receiving party, subsequent to such disclosure, without similar restrictions from an independent source having the right to convey it; or (d) is developed by the receiving party independent of any disclosure under this Lease.

In the event of any breach of this Section, the disclosing party may be irreparably and immediately harmed and may not be made whole by monetary damages. As a result, in addition to any other remedy to which the disclosing party may be entitled under this Lease, the disclosing party shall be entitled to an injunction or injunctions to prevent breaches of this Section and to compel specific performance of this Section, without the need for proof of actual damages.

The obligations of Lessee under this Section will survive for a period of two years after the expiration or earlier termination of this Lease; the obligations of Lessor under this Section will survive for a period of two years after the earlier to occur of Lessor’s transfer of the Premises and Common Areas and its interest in this Lease or the expiration or earlier termination of this Lease.

36. BUILDING B LEASE

Lessor and Lessee acknowledge that that certain building located in the vicinity of the Premises and commonly known as Building B is subject to that certain Lease Agreement dated as of December 13, 2012, between Lessee as Landlord and Denver Transit Constructors, LLC, as Tenant (the “Building B Tenant”), as assigned to Lessor hereunder on the date hereof (the “Building B Lease”). The Building B Lease contains certain use rights and expansion rights that affect Building C of the Premises, and so long as the Building B Lease is in effect, Lessee’s rights to the Premises shall be subject to the rights of the Tenant under the Building B Lease. If the Building B Tenant exercises on one or more occasions the Expansion Option contained in the Building B Lease, then each portion of the Premises as to which such Expansion Option has been exercised shall be automatically deemed to be excluded from the Premises covered hereby as of the date that such portion is included within the Building B Lease, and from and after such date the Base Rent shall be reduced by the amount of $3.25 per annum per rentable square foot included within such excluded portion, increased annually by 3% from the Commencement Date, and the Operating Expense Rent shall be reduced by the amount of $1.25 per annum per rentable square foot included within such excluded portion. Upon the request of either party, the parties shall execute an amendment or amendments to this Lease reflecting the exclusion of the portion of the Premises as to which such Expansion Option has been exercised, and the resulting reduction in the Rent due from Lessee hereunder. If the Building B Tenant damages the Rail Doors or any other portion of Building C that is has a right to occupy or use pursuant to the Building B Lease, Lessor agrees that it shall enforce all rights of Landlord under the Building B Lease against the Building B Tenant, in order to require the Building B Tenant to repair and pay for such damage, and Lessee hereunder shall have no liability in connection therewith.

IN WITNESS WHEREOF the parties have set their hands and seals the date and year first written above.

Lessor: Havana Gold, LLC, a Colorado limited liability company

Signature: /s/ Andrew Feinstein.

Its: Manager

Printed Name: Andrew Feinstein

LESSEE: Scott’s Liquid Gold-Inc., a Colorado corporation

Signature: /s/ Mark E. Goldstein.

Its: President & CEO

Printed Name: Mark E. Goldstein

Exhibit A, Premises and Parking Areas

Tank Farm
North Parking Lot
Building C
Building D
C02 Tank
4 Parking Spaces
5 Parking Spaces
4880 Havana St, Denver, CO 80239
N
© 2008 Tele Atlas
Google
Pointer 39°47'07.75" N 104°51'54.54" W elev 5285 ft Streaming |||||||||| 100%
Eye alt 6142 ft